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                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8, pertaining to the Stock Option Agreement dated November 15, 2001 in favor of Jeffrey A. Miller for an option to purchase 150,000 shares of PC-Tel, Inc. Common Stock and the Stock Option Agreement dated November 15, 2001 in favor of John Schoen for an option to purchase 150,000 shares of PC-Tel, Inc. Common Stock, of our report dated January 26, 2001 with respect to the consolidated financial statements and schedules of PC-TEL, Inc. included in the Form 10-K filed with the Securities and Exchange Commission on March 28, 2001.

                                                  /s/ ARTHUR ANDERSEN LLP



San Jose, California

December 13, 2001